EX-99.23.j
                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

           As independent public accountants, we hereby consent to the use of our report dated September 14, 2001 for the Alpha Analytics Value Fund and the Alpha Analytics Digital Future Fund and to all references to our firm included in or made a part of this Post-Effective Amendment No. 4 to the Alpha Analytics Investment Trust's Registration Statement on Form N-1A (File No. 333-65407), including the references to our firm under the heading "Financial Statements" in the Prospectuses and under the heading "Accountants" in the Statement of Additional Information.

/s/
---------------------------------
McCurdy & Associates CPA's, Inc.
Westlake, Ohio
November 26, 2001